Exhibit 4

POWER OF ATTORNEY

The undersigned, David A. Hurwitz (hereinafter referred to as "Hurwitz") does hereby make, constitute and appoint the person listed below as Hurwitz’s true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act in the name and on behalf of Hurwitz for and with respect to the matters hereinafter described.

Name of Attorney:                                           Neil H. Koffler

Attorney shall have the power and authority to do the following:

To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of Hurwitz with regard to any securities owned by Hurwitz or any of Hurwitz’s affiliates.

And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for Hurwitz in order to more effectively carry out the intent and purpose of the foregoing.

Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon Hurwitz without attestation.  The Power of Attorney conferred hereby shall not be delegable by Attorney.

Unless revoked by Hurwitz, this Power of Attorney shall be governed under the laws of the State of New York and the authority of Attorney hereunder shall terminate on September 12, 2014.

IN WITNESS WHEREOF, Hurwitz has caused this Power of Attorney to be executed and attested as of the 14th day of September, 2011.

/s/ David A. Hurwitz
David A. Hurwitz

Attest:

/s/ Mei Ying Siu
Name:	Mei Ying Siu